Exhibit 99.2

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

COMPREHENSIVE REFINANCING TRANSACTIONS

FRISCO, TEXAS, April 2, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today announced a series of related transactions in support of a comprehensive refinancing of substantially all of its existing debt.

The successful completion of these transactions substantially reduces the Company's debt, addresses the overhang of Comstock's current capital structure and clears the maturity runway for the next four years.  These transactions will substantially lower the Company's total leverage, lower its cost of capital and improve liquidity.  As a result, Comstock will become one of the leading scaled and prudently financed public companies operating in the Haynesville shale.  These transactions include:

•	Obtaining a $75 million cash common stock investment in concert with a new strategic carried drilling venture by Dallas businessman and owner of the Dallas Cowboys Football Club Ltd., Jerry Jones;

•	Monetizing its Eagle Ford shale production while maintaining a significant interest in the property's future development;

•	Arranging a new four year, $300 million bank credit facility;

•	Offering to retire the Company's convertible second lien secured pay-in-kind notes where investors would receive a package of cash and stock representing par value;

•	Offering to purchase the Company's first lien secured notes for cash; and

•	Expected offering of $600 million of new senior unsecured notes.

"This refinancing will simplify our capital structure and allow us to focus on growing stockholder value," stated M. Jay Allison, Chief Executive Officer of Comstock.  "The resulting lower interest expense and benefits of the new drilling venture will allow us to increase drilling activity and grow production while spending within our operating cash flow.  We are very excited to have Jerry Jones join the Company as a new strategic partner.  We are confident that the Company combined with our existing and new teammates will be able to accomplish great things in the future."

Equity Investment and Strategic Drilling Venture

Comstock announced today that Arkoma Drilling L.P. ("Arkoma") has agreed to make a $75 million equity investment in Comstock to support the Company's refinancing plans.  Under the stock purchase agreement, Arkoma will purchase 10,000,000 shares of the Company's common stock at $7.50 per share, subject to the retirement of the Company's secured notes as described below.  Arkoma will own approximately 14% of the Company's pro forma outstanding shares.

Arkoma is wholly-owned by Dallas businessman and owner of the Dallas Cowboys Football Club Ltd., Jerry Jones.  Mr. Jones has over 50 years of experience investing in oil and gas exploration and production activities.  In the last four years, Arkoma has invested more than $1 billion in unconventional shale drilling.   Commenting on this investment, Mr. Jones stated, "I have followed Comstock for many years and their leadership in driving the reemergence of the Haynesville shale.  I believe strongly in the future of Comstock and the proven track record of its management team.  This significant cash investment, which will help complete their comprehensive refinancing program, reflects my desire to become one of Comstock's largest shareholders.  In 1999 I had the opportunity to make a similar investment in Comstock and I passed.  Had I made that investment, I could have made over $600 million in profits.  Given a second opportunity to invest in Comstock's future, I decided not to miss it this time."

Comstock has also agreed to enter into a Strategic Drilling Venture with Arkoma.  Arkoma will participate in drilling projects proposed by Comstock in the Haynesville and Bossier shale in East Texas and North Louisiana and the Eagle Ford shale in South Texas.  Comstock will receive a 20% carried interest for projects that Arkoma participates in and Arkoma will only earn an interest in the well bore for projects they participate in and will not have rights to any related acreage.   The new venture will have a two-year term beginning after the refinancing transactions have been completed. Comstock will offer a minimum of $75 million in opportunities in the first twelve months and $100 million in the second twelve months.

The Strategic Drilling Venture will enable Comstock to grow its prospect inventory, increase its capital efficiency by 20% for venture projects, and provide capital to address drilling required to maintain leases.  The new drilling venture with Arkoma will also allow the Company to implement a larger drilling program, which will create efficiencies and lower service costs while also keeping Comstock's capital expenditures within operating cash flow.  The investment and relationship with Mr. Jones gives Comstock a nationally recognized partner to assist with future acquisitions.

Sale of South Texas Eagle Ford Properties

Comstock also announced that it has entered into a definitive purchase and sale agreement with USG Energy Producer Holdings LLC ("USG") to sell Comstock's producing oil and gas properties in McMullen, LaSalle, Frio, Atascosa, Wilson, and Karnes counties, Texas for a sale price of $125 million, subject to customary adjustments.  The properties being sold include the 191 producing oil wells that Comstock has an interest in and approximately 9,900 net acres associated with the producing wells.  The properties are producing approximately 2,027 barrels of oil per day and 3 million cubic feet ("MMcf") per day of natural gas.  At December 31, 2017, Comstock's proved reserves included approximately 7.1 million barrels of oil and 10.5 billion cubic feet of natural gas related to the interests being sold.  The sale, which is subject to customary closing conditions and to final board approval by USG, is expected to close by April 30, 2018, and will have an effective date of November 1, 2017.  BMO Capital Markets Corp. is acting as exclusive advisor on the sale.

Comstock is retaining approximately 8,700 net undeveloped acres that are prospective for Eagle Ford shale development.  Comstock has identified 218 drilling locations on the acreage.  Subsequent to the closing, Comstock and USG intend to enter into a joint development venture on this acreage and the acreage being acquired by USG and intend to start a drilling program in the third quarter of this year to develop these opportunities.

Refinancing Actions

Comstock today commenced tender offers to repurchase all of its secured notes, including the Senior Secured Toggle Notes due 2020, the 7 3⁄4% Convertible Secured PIK Notes due 2019 and the 9 1⁄2% Convertible Secured PIK Notes due 2020.  Comstock is offering to purchase approximately $697 million Senior Secured Toggle Notes outstanding, subject to the terms and conditions of such tender offer, for 105.25% of the principal amount in cash, plus accrued interest. To retire any and all $483 million Convertible Secured PIK Notes, the Company is offering, subject to the terms and conditions of such tender offer, an aggregate amount of approximately $152 million in cash and approximately 45.3 million shares of common stock that have been previously authorized for their conversion, resulting in an effective conversion price of $7.50 per share.

Funding for the refinancing will be provided by a new $300 million revolving credit facility described below as well as proceeds from a proposed $600 million bond offering, the South Texas asset sale and the Arkoma equity investment.  To support Comstock's refinancing plan, four banks have committed to a new four year revolving credit facility being arranged by BMO Capital Markets Corp.  Borrowings under the new credit facility are expected to bear interest, based on the utilization of the borrowing base, at the Company's option at either (1) LIBOR plus 2.75% to 3.75% or (2) the base rate plus 1.75% to 2.75%.

Investor Call

A recorded investor call will be made available at approximately 3:00 p.m. New York City time on Monday, April 2, 2018. The recording is designed to be listened to in conjunction with the viewing of the investor presentation made available on Comstock's investor website at http://phx.corporate-ir.net/phoenix.zhtml?c=101568&p=irol-presentations. The dial-in details for the recording are as follows:

Toll Free Dial In Number: (800) 839-5145

International Dial In Number: (402) 220-1507

Conference ID: 391651

Other Matters

This release is for information purposes only and it is neither an offer to sell or a solicitation of an offer to buy any securities nor  an offer to buy or the solicitation of an offer to sell any security.  An offer to purchase will be made for the 7 3⁄4% Convertible Secured PIK Notes due 2019 and the 9 1⁄2% Convertible Secured PIK Notes due 2020 by means of an Offer to Purchase, Consent and Letter of Transmittal and offer documents filed with the Securities and Exchange Commission. An offer to purchase will be made for the 10% Senior Secured Toggle Notes due 2020 by means of an Offer to Purchase and Consent and Letter of Transmittal.

The notes to be offered have not been and will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.